Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Frank’s International N.V.:

We consent to the incorporation by reference in the registration statement (No. 333-190607) on Form S-8 of Frank’s International N.V. of our reports dated March 1, 2021, with respect to the consolidated balance sheets of Frank’s International N.V. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement Schedule II – Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appears in the December 31, 2020 annual report on Form 10-K of Frank’s International N.V.
Our report refers to change in accounting method for leases as of January 1, 2019 due to the adoption of the provisions of Accounting Standards Codification Topic 842 – Leases, as amended.

/s/ KPMG LLP
Houston, Texas
March 1, 2021